Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the America Service Group Inc. 2009 Equity Incentive Plan of our reports dated March 3, 2009, with respect to the consolidated financial statements and schedule of America Service Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of America Service Group Inc. filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
July 30, 2009